EXHIBIT 99.1
National Western Life Group, Inc. Announces 2020 Full Year and Fourth Quarter Earnings

Austin, Texas, March 15, 2021 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today 2020 consolidated net earnings of $92.3 million, or $26.11 per diluted Class A common share, compared with consolidated net earnings of $131.6 million, or $37.22 per diluted Class A common share, for 2019. The Company's book value per share increased to $698.50 as of December 31, 2020 from $582.07 as of December 31, 2019. For the quarter ended December 31, 2020, the Company reported consolidated net earnings of $35.1 million, or $9.94 per diluted Class A common share, compared with $37.7 million, or $10.67 per diluted Class A common share, in the fourth quarter of 2019.

The Company reported total revenues for the year, excluding realized and unrealized gains on index options and investments, of $658.9 million in 2020 compared to $689.7 million in 2019. Mr. Moody noted that the decline was due to lower net investment income as a consequence of the substantial decrease in interest rates during 2020 caused by the COVID-19 pandemic. Net investment income for the year ended December 31, 2020 was $402.4 million compared to $432.3 million a year earlier.

Addressing the impact of lower yielding investments, Mr. Moody highlighted the execution of a reinsurance transaction the Company completed at the end of 2020. "In the past year, the life insurance industry has experienced a heightened level of merger and acquisition activity as well as consummations of reinsurance deals, particularly involving life insurers such as National Western with large legacy blocks of in force business with fixed interest rate guarantees. These types of products have come under pressure as traditional investment yields continue an unprecedented decline. As previously reported, we successfully completed a reinsurance agreement at December 31, 2020 that transferred financial responsibility for approximately $1.7 billion of these fixed interest rate policy obligations, which relieved us of the associated interest rate spread compression and allows us to redeploy our capital resources."

Mr. Moody indicated that the pandemic crisis presented challenges but did not prevent the Company from achieving successful operating results. "In terms of COVID-19 mortality experience, we were fortunate that National Western and Ozark National in the aggregate incurred only $7.9 million in net death claims, which was balanced out by favorable mortality experienced with the remainder of our business. From a new business standpoint, we had a very successful sales year as our annuity sales were up 38% and our life insurance sales increased over 6%."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At December 31, 2020, the Company maintained consolidated total assets of $14.6 billion, consolidated stockholders' equity of $2.5 billion, and combined life insurance in force of $22.0 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Revenues, excluding investment and index option	$165,507	172,808	658,917	689,740
gains
Realized and unrealized gains on index options	49,619	60,081	14,754	123,207
Realized gains on investments	8,411	2,539	21,071	6,241
Total revenues	223,537	235,428	694,742	819,188

Benefits and expenses:
Life and other policy benefits	37,331	35,578	131,337	137,342
Amortization of deferred acquisition costs and
value of business acquired	28,568	30,229	140,503	116,802
Universal life and annuity contract interest	86,625	94,830	206,250	295,330
Other operating expenses	29,854	27,363	104,584	104,558
Total benefits and expenses	182,378	188,000	582,674	654,032

Earnings before income taxes	41,159	47,428	112,068	165,156
Income tax expense	6,024	9,695	19,756	33,540
Net earnings	$35,135	37,733	92,312	131,616

Net earnings attributable to Class A shares	$34,142	36,666	89,701	127,894

Diluted Earnings Per Class A Share	$9.94	10.67	26.11	37.22

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

			December 31,	December 31,
			2020	2019

Book value per share			$698.50	582.07
Less: Per share impact of accumulated other comprehensive income			108.75	16.53
Book value per share, excluding accumulated other comprehensive income *			$589.75	565.54

*	Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $395.4 million at December 31, 2020 and $60.1 million at December 31, 2019. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com